Exhibit 10.4

1690 South Congress Ave., Suite 200
Delray Beach, FL 33445
December 20, 2007
Mr. Michael Krawitz
President and Chief Executive Officer
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Dear Mr. Krawitz:
This letter confirms an agreement between VeriChip Corporation (“VeriChip”) and Applied Digital Solutions, Inc. (“ADSX”) regarding the possible prepayment by VeriChip of all principal amounts outstanding as of the date of this letter agreement (the “Outstanding Principal Amount”) under that certain (i) Commercial Loan Agreement dated December 27, 2005, as amended, between VeriChip and ADSX, (ii) Security Agreement dated December 27, 2005, as amended, between VeriChip and ADSX, and (iii) Third Amended and Restated Revolving Line of Credit Note dated as of February 8, 2007, from VeriChip in favor of ADSX (collectively, the “VeriChip Loan Documents”). The Outstanding Principal Amount on the date hereof is $12,.873,346.
You have further advised us that ADSX is willing to extend to VeriChip the right to prepay its obligations under the VeriChip Loan Documents at a discounted principal amount pursuant to the terms set forth herein.
1. In consideration for entering into this letter agreement, VeriChip agrees to pay ADSX $500,000 in immediately available funds prior to close of business on December 21, 2007, all of which amount shall be applied to reduce the Outstanding Principal Amount, if a prepayment is made pursuant to paragraph 2 below. If VeriChip does not elect to prepay pursuant to paragraph 2, ADSX shall have the right to retain the $500,000 fee and it shall not be applied to principal.
2. Until 5:00 p.m. EST on March 31, 2008, VeriChip shall have the right, exercisable in its sole discretion, to prepay in full the entire Outstanding Principal Amount to ADSX by paying to ADSX $10 million, less the $500,000 paid pursuant to paragraph 1 above, less any other principal payments made to reduce the Outstanding Principal Amount between the date of this letter agreement and the date of such prepayment, plus any accrued and unpaid interest between October 1, 2007 and the date of such prepayment.
561.805.8008 • www.verichipcorp.com • NASDAQ:CHIP

3. If VeriChip has not elected to prepay the entire Outstanding Principal Amount to ADSX on or before March 31, 2008, VeriChip shall continue to have the right, exercisable in its sole discretion, to prepay in full the entire Outstanding Principal Amount to ADSX by paying to ADSX $10 million until 5:00 p.m. EST on October 30, 2008, less any other principal payments made to reduce the Outstanding Principal Amount between the date of this letter agreement and the date of such prepayment, plus any accrued and unpaid interest between October 1, 2007 and the date of such prepayment. However, the $500,000 payment made pursuant to paragraph 1 above shall not be used to reduce principal and shall be retain by ADSX solely as a fee for entering into this agreement.
4. In further consideration for the agreements set forth in this letter agreement, VeriChip agrees to take all actions reasonably required or appropriate to register with the U.S. Securities and Exchange Commission and all applicable states the resale of all shares of VeriChip common stock owned by ADSX. VeriChip will use commercially reasonable efforts to cause such registration(s) to be effective within 120 days following the prepayment of the Outstanding Principal Amount.
5. Other than the right to prepay the Outstanding Principal Amount at a discount as described above, nothing in this letter agreement effects, releases or otherwise alters VeriChip’s obligations under the VeriChip Loan Documents, including without limitation its obligation to make any scheduled payments pursuant to the VeriChip Loan Documents, except as specifically set forth in this letter agreement. If prepayment is not made by October 30, 2008, this letter agreement will expire and the VeriChip Loan Documents will govern the remaining payments due from VeriChip to ADSX.
6. ADSX shall allow VeriChip to replace the Third Amended and Restated Line of Credit Note with another note identical in all respects other than that the replacement note shall contain a statement that it may be prepaid at a discount pursuant to the terms of this letter agreement.
7. Except as expressly modified hereby, all terms and provisions of the VeriChip Loan Documents shall remain unchanged and in full force and effect. In the event of an inconsistency between the terms of this letter agreement and the terms of the VeriChip Loan Documents, the terms hereof shall control.

If the foregoing is acceptable to you, please so indicate by signing the counterpart in the space provided and return it to VeriChip by December 20, 2007.
Please do not hesitate to contact me if you have any questions regarding this letter.
Sincerely,
VeriChip Corporation
/s/ William J. Caragol
William J. Caragol
President and Chief Financial Officer
Agreed to and Accepted by:
Applied Digital Solutions, Inc.

By:	/s/ Michael Krawitz
Name:	Michael Krawitz
Title:	CEO
Date:	12/20/07

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